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EXHIBIT 23.1



The Board of Directors
Specialty Teleconstructors, Inc.

We consent to incorporation by reference in the registration statement (No. 333-18899) on Form S-8 of Specialty Teleconstructors, Inc. of our report dated August 29, 1997, relating to the consolidated balance sheets of Specialty Teleconstructors, Inc. and Subsidiaries as of June 30, 1997, and 1996, and the related consolidated statements of earnings, stockholders' equity, and cash flows for the years then ended, which report appears in the June 30, 1997, annual report on Form 10-KSB of Specialty Teleconstructors, Inc.

/s/ KPMG Peat Marwick LLP




Albuquerque, New Mexico
September 12, 1997